Exhibit 3.5

LIFE PARTNERS HOLDINGS, INC.

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

Life Partners Holdings, Inc. (the “Corporation”), a corporation organized and existing under the Texas Business Organizations Code (the “TBOC”), does hereby certify:

FIRST: That the Corporation was originally incorporated on August 16, 2002, under the name Life Partners (Texas), Inc., and its Articles of Incorporation were amended effective April 24, 2003, to change its name to Life Partners Holdings, Inc.

SECOND: The Amended and Restated Certificate of Formation of the Corporation in the form attached hereto as Exhibit A (the “Restated Certificate”) and each amendment contained therein has been duly adopted in accordance with the provisions of Sections 3.059, 3.060, 21.052, 21.054 and 21.055 of the TBOC and the governing documents of the Corporation by the directors and shareholders of the Corporation.

THIRD: The Restated Certificate accurately states the text of the Certificate of Formation being restated and each amendment to the Certificate of Formation being restated that is in effect, as further amended by the Restated Certificate, and does not contain any other change in the Certificate of Formation being restated except for information omitted under Subsection (b) of Section 3.059 of the TBOC.

FOURTH: The Restated Certificate so adopted reads in full as set forth in Exhibit A attached hereto and is incorporated herein by this reference.

IN WITNESS WHEREOF, Life Partners Holdings, Inc. has caused this Amended and Restated Certificate to be signed by the President and Chief Executive Officer as of August 8, 2012.

LIFE PARTNERS HOLDINGS, INC.

By:	/s/ Brian Pardo
Name: Brian Pardo
Title: President and CEO

amended and restated

certificate of formation

OF

LIFE PARTNERS HOLDINGS, INC.

ARTICLE I

The name of the Corporation is LIFE PARTNERS HOLDINGS, INC.

ARTICLE II

The Corporation is a for-profit corporation.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Texas Business Organizations Code, as amended (“TBOC”), of the State of Texas.

ARTICLE IV

1.      The maximum number of shares of all classes of stock which the Corporation is authorized to have outstanding at any one time is 18,750,000 shares, which shall be common stock, par value $.01 per share (“Common Stock”). All or any part of the Common Stock may be issued by the Corporation from time to time and for such consideration as the Board of Directors may determine. All of such shares, if and when issued, and upon receipt of such consideration by the Corporation, shall be fully paid and non-assessable.

2.      Except as otherwise required by law, each holder of Common Stock shall be entitled to one vote for each share of such Common Stock standing in his name on the books of the Corporation. Holders of the Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor. Upon liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of the Common Stock are entitled to receive pro rata the remaining assets of the Corporation.

3.      A majority vote of the outstanding shares shall be sufficient to approve any matter that requires the vote or concurrence of shareholders.

ARTICLE V

No shareholder of the Corporation shall, by reason of his holding shares of any class of stock or series of any class of stock, have any preemptive or preferential right to purchase or subscribe for any shares of capital stock of the Corporation, now or hereafter authorized, any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase, shares of any class of stock or series of any class of stock of the Corporation, now or hereafter authorized, or any warrants, rights or options to purchase, subscribe to or otherwise acquire any such new or additional shares of any class of stock or series of any class of stock of the Corporation, now or hereafter authorized, whether or not the issuance of such shares, such notes, debentures, bonds or other securities, or such warrants, rights or options would adversely affect the dividend, voting or any other rights of such shareholder.

ARTICLE VI

Cumulative voting for the election of directors shall not be permitted.

ARTICLE VII

1.      The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors

2.      The Board of Directors is expressly authorized to alter, amend or repeal the Bylaws of the Corporation or to adopt new Bylaws.

3.      The number of directors of the Corporation shall be no fewer than one nor more than nine. The exact number of directors shall be fixed from time to time by this Article or by a controlling Bylaw, or by the Board of Directors.

4.      Election of directors at an annual or special meeting of shareholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

5.      The names and addresses of the persons who are serving as directors until the next annual meeting of the shareholders, or until their successors shall have been elected and qualify, are:

Brian D. Pardo	204 Woodhew Waco, Texas 76710

R. Scott Peden	204 Woodhew Waco, Texas 76710

Tad M. Ballantyne	204 Woodhew Waco, Texas 76710

Fred Dewald	204 Woodhew Waco, Texas 76710

Harold E. Rafuse	204 Woodhew Waco, Texas 76710

6.      A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith that constitute a breach of duty to the Corporation or involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived any improper personal benefit, regardless of whether the benefit resulted from an action taken within the scope of such person’s duties, (iv) for an act or omission for which the liability of the director is expressly provided for by statute, or (v) for an act related to an unlawful stock repurchase or payment of a dividend.

3

If the TBOC is amended after the date of filing of this Certificate of Formation to authorize corporate action further limiting or eliminating the personal liability of a director, then the liability of the directors of the Corporation shall be limited or eliminated to the fullest extent permitted by the TBOC, as so amended, or a similar successor provision. Any repeal or modification of this Article by the shareholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of, and advancement of expenses to, directors, officers, employees and agents of the Corporation (and any other persons to which the TBOC permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise, subject only to limits created by applicable law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its shareholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring before, such amendment, repeal or modification.

ARTICLE IX

The address of the registered office of the Corporation is 204 Woodhew, Waco, Texas 76710. The name of the registered agent of the Corporation at such address is R. Scott Peden.

Dated as of the 8th day of August, 2012.

LIFE PARTNERS HOLDINGS, INC.

By:	/s/ Brian Pardo
Name: Brian Pardo
Title: President

4